Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF
LKQ CORPORATION

LKQ Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation (as amended prior to the date hereof) is hereby amended by deleting the last sentence of Article FIFTH thereof and inserting the following in lieu thereof:

FIFTH: Except as otherwise provided by the Certificate of Incorporation, special meetings of the stockholders of the Corporation for any purpose or purposes (a) may be called solely by, and shall be held on the date and at the time designated solely by, either (i) the President of the Corporation, or (ii) the board of directors of the Corporation (by resolution or resolutions thereof), and shall be held at such place, if any, as may be determined by the board of directors of the Corporation (by resolution or resolutions thereof), and (b) shall be called by the board of directors of the Corporation (by resolution or resolutions thereof) and held as provided in the bylaws of the Corporation upon the written request of one or more holders of record (at the time and during the period provided in the bylaws of the Corporation) of an aggregate of not less than 25% of the voting power of all issued and outstanding shares of all classes and series of capital stock of the Corporation who is/are generally entitled to vote on the nomination or business (each of which nomination or business must constitute a proper matter for stockholder action) for which such special meeting is requested to be called and who is/are generally entitled to vote at such special meeting, voting together as a single class, delivered to the Secretary of the Corporation in accordance with the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed on this 8th day of May, 2026.

LKQ Corporation

By:	/s/ Matthew J. McKay
Name:	Matthew J. McKay
Title:	Senior Vice President, General Counsel and Corporate Secretary